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                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                   FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        COMMISSION FILE NUMBER   0-15506
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                            Schult Homes Corporation
                            ------------------------
             (Exact name of registrant as specified in its charter)

     221 U.S. 20 West, Middlebury, Indiana  46540
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     (219) 825-5881
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(address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Common Shares
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           (Titles of each class of securities covered by this Form)

     Not Applicable
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports


          Rule 12g-4(a)(1)(i)  [X ]     Rule 12h-3(b)(1)(ii)   [  ]
          Rule 12g-4(a)(1)(ii) [  ]     Rule 12h-3(b)(2)(i)    [  ]
          Rule 12g-4(a)(2)(i)  [  ]     Rule 12h-3(b)(2)(ii)   [  ]
          Rule 12g-4(a)(2)(ii) [  ]     Rule 15d-6             [  ]
          Rule 12h-3(b)(1)(i)  [  ]

     Approximate number of holders of record as of the certification or notice
date:      1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Schult Homes Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 1, 1998                         BY:  /s/ Walter E. Wells
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                                                Walter E. Wells, President